Exhibit (h)(9)

EXCHANGE LISTED FUNDS TRUST

SCHEDULE A

dated April 21, 2026 to the

EXPENSE LIMITATION AGREEMENT

dated May 10, 2022

FUND	MAXIMUM ANNUAL EXPENSE LIMIT	RECOUPMENT	ACQUIRED FUND FEES AND EXPENSES (“AFFE”)	INITIAL EXPENSE LIMIT EFFECTIVE DATE	INITIAL TERM END DATE
ETC Cabana Target Beta ETF (formerly, Cabana Target Drawdown 7 ETF)	0.69%	No	Excluded from Cap	September 1, 2021	August 31, 2024
ETC Cabana Target Drawdown 10 ETF	0.69%	No	Excluded from Cap	September 1, 2021	August 31, 2024
ETC Cabana Target Leading Sector Moderate ETF	0.69%	No	Excluded from Cap	September 1, 2022	August 31, 2024
Bancreek U.S. Large Cap ETF	0.70%	No	Excluded from Cap	Commencement of Operations	April 1, 2025
Bancreek International Large Cap ETF	0.80%	No	Excluded from Cap	Commencement of Operations	April 1, 2025
Bancreek Global Select ETF	0.80%	No	Excluded from Cap	Commencement of Operations	April 1, 2027
ARMOR Core Risk-Managed ETF	0.50%	No	Excluded from Cap	Commencement of Operations	April 1, 2027
Billionaires Club ETF	0.75%	No	Excluded from Cap	Commencement of Operations	May 1, 2027
Integrity Dividend Harvest ETF	0.67%	No	Excluded from Cap	Commencement of Operations	September 1, 2027

EXCHANGE LISTED FUNDS TRUST,
on behalf of each series of the Trust set forth in Schedule A

/s/ Richard Malinowski
Name:	Richard Malinowski
Title:	President

EXCHANGE TRADED CONCEPTS, LLC

/s/ Richard Malinowski
Name:	Richard Malinowski
Title:	Co-Chief Executive Officer